UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 11, 2010

TALEO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Boulevard, Suite 400

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 452-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 11, 2010, the board of directors of Taleo Corporation (the “Company”) appointed James Tolonen as a Class I director and Jonathan Schwartz as a Class II director, effective immediately. In addition, Mr. Tolonen was appointed as a member of the Audit Committee of the board of directors, and Mr. Schwartz was appointed as a member of the Compensation Committee of the board of directors.

Messrs. Tolonen and Schwartz will participate in the Company’s standard non-employee director compensation arrangements. Under the terms of those arrangements, each will receive annual cash compensation of $25,000 for serving on the board of directors. In addition, Mr. Tolonen will receive annual cash compensation of $12,500 for serving on the Audit Committee, and Mr. Schwartz will receive annual cash compensation of $3,750 for serving on the Compensation Committee. Messrs. Tolonen and Schwartz each may elect to receive up to 100% of his cash compensation in the form of restricted stock and must receive no less than 50% of his cash compensation in the form of restricted stock. Messrs. Tolonen and Schwartz will also each receive an initial, one-time option to purchase 35,000 shares of the Company’s Class A common stock, which vests as to one-third of the shares on each anniversary of the grant date. On the date of the Company’s annual meeting of stockholders, Messrs. Tolonen and Schwartz will each be granted restricted stock with a fair market value on the date of grant equal to $160,000. The Company’s repurchase right with respect to such restricted stock shall lapse on the earlier of the one year anniversary of the date of grant or the date of the Company’s next annual meeting of stockholders. In addition, Messrs. Tolonen and Schwartz have executed the Company’s standard form of indemnification agreement.

The Company’s press release announcing the appointment of Messrs. Tolonen and Schwartz to the Company’s board of directors is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press release dated August 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION

By:	/S/ KATY MURRAY
Katy Murray Executive Vice President and Chief Financial Officer

Date: August 12, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 12, 2010